Exhibit 3.17

BY-LAWS

STYRON ITALIA S.R.L

Legal form: SINGLE MEMBER LIMITED LIABILITY COMPANY (SOCIETÀ A RESPONSABILITÀ LIMITATA CON UNICO SOCIO)

Headquarters: MILANO MI VIA PATROCLO 21A

Tax code: 06804940960

Economic and Administrative Index No.: MI - 1915941

Contents

Part 1 - Protocol of 08-04-2010 - Full by-laws                        1

STYRON ITALIA S.R.L.

Tax code: 06804940960

Annex “A” to ref. No. 7737/3629

By-laws

Art. 1 - Company Name

A limited liability company (società a responsabilità limitata) is established with the name

“STYRON ITALIA S.R.L.”

Art. 2 - Headquarters

The company is headquartered in Milan.

Art. 3 - Duration

The company’s duration is set until December 31, 2050 in the deed of incorporation.

Art. 4 - Subject

The company’s purpose is the production, distribution and sale of industrial chemicals in Italy and abroad.

The company may perform the individual commercial, industrial, securities, real estate and financial transactions needed or useful for achieving the corporate purpose; it may provide collateral and personal guarantees, also in the interest of third parties; it may, though not as its principal activity, acquire interests and long-term equity investments in other companies or enterprises with purposes identical, similar or connected to its own; all within legal limits, with the exclusion of carrying out financial activities with the general public.

Art. 5 - Capital stock

The company’s capital stock is €10,000.00 divided into shares in accordance with the law.

Art. 6 - Shareholder decisions

The shareholders shall decide on the matters pursuant to article 2479, first and second paragraph of the Civil Code.

Shareholder decisions are made during the meeting or by written consent, provided no shareholder or director requests that the shareholders’ meeting be called.

Decisions relating to amending the deed of incorporation or carrying out transactions that entail substantially amending the corporate purpose cannot be made by written consent.

Shareholders representing more than half of the capital stock must vote in favor for decisions to be made by written consent.

Art. 7 - Shareholders’ Meeting

Shareholders’ meetings are called by sending a notice to shareholders by means that provide proof of receipt at least five days prior to the meeting date.

The meeting takes place at the headquarters or in another location in Italy or abroad, and it is validly established with the presence of shareholders representing at least half of the capital stock. Resolutions are passed by absolute majority.

If there are no more than four shareholders, means of telecommunication may be used to participate in the meetings.

If the meeting is not quorate on first call, the meeting may be called on second call. In that case, it is validly established regardless of the portion of capital stock represented by the participants. Resolutions are passed by absolute majority.

However, without prejudice to the special majorities required by law, the favorable vote of shareholders representing more than half of the capital stock is required to pass resolutions regarding amending the deed of incorporation or carrying out transactions that entail substantially amending the corporate purpose.

STYRON ITALIA S.R.L.

Tax code: 06804940960

In any event, the resolution is deemed adopted when the entire capital stock participates and all directors and statutory auditors in office are present or informed of the meeting and no one objects to the discussion of the topic.

Art. 8 - Right to participate in meetings

Each shareholder registered as such in the Business Register is entitled to participate in shareholders’ meetings and may be represented at those meetings by issuing a written proxy, to be kept with the company records.

Art. 9 - Meetings using means of telecommunication

If shareholders’ meetings are held using means of telecommunication, it must be ensured that it is possible to identify the participants and that it is possible for each one to discuss all of the topics in real time and, when necessary, to view, receive and transmit documentation.

Participation by proxy is not permitted.

Art. 10 - Meeting chairman

Shareholders’ meetings are chaired by the sole director, the chairman of the board of directors or, if absent or unable, by the vice chairman, and if he is not present, the meetings shall elect their own chairman from amongst the directors or, if not present, the statutory auditors or the shareholders in attendance. The meeting appoints a secretary who does not necessarily have to be a shareholder.

Art. 11 - Resolution minutes

Meeting resolutions must be recorded in the minutes signed by the chairman and by the secretary or notary and transcribed in the shareholder resolutions book.

Decisions made by written consent are also transcribed in the shareholder resolutions book. The associated documentation is filed with the company records.

Art. 12 - Company management

The company is managed by a sole director or by a board of directors with from three to six members.

Directors do not need to be shareholders.

The directors are appointed by decision of the shareholders who, at the time of appointment, determine the number thereof and the duration of the appointment, which may be for an unlimited term and until removal.

Any remuneration due to members of the board of directors and the executive committee is established by the shareholders upon appointment or by the shareholders’ meeting.

Art. 13 - Board of directors

The board elects the chairman, if the shareholders have not done so, and may also elect a vice chairman.

If a director leaves his or her position over the course of the year, the others shall appoint a replacement by resolution approved by the board of statutory auditors, if established.

If the majority of the directors leave their positions over the course of the year, the term of the board shall conclude and the shareholders’ meeting must be called without delay to appoint a new board.

Board meetings are called by the chairman or by the vice chairman, if appointed, or by two directors, and may take place at the headquarters or in another location in Europe.

Meetings are called by email or by another means that provides proof of receipt. Notices of call must be received

STYRON ITALIA S.R.L.

Tax code: 06804940960

by all parties entitled to participate at least three calendar days before the meeting date, or at least one calendar day before in urgent situations.

Board of directors meetings are valid even with no notice of call if all directors in office and, if appointed, all statutory auditors, take part.

Art. 14 - Board meetings

The board is chaired by the chairman or, if absent, by the vice chairman, if appointed, or, if absent, by a director appointed by the directors in attendance. The board appoints a secretary, who does not need to be a board member.

Board of directors meetings may be held using means of telecommunication. In that case, the rules of article 9 shall apply.

Art. 15 - Board resolutions

Board resolutions are deemed valid if the majority of directors in office participate. Resolutions are passed by absolute majority vote of those present.

If directors abstain, those abstaining are counted to calculate whether the meeting is quorate. Directors who abstain due to conflict of interests are not calculated as part of the majority required for the resolution to be deemed valid.

The board may pass resolutions by written consent of the majority of directors in office, and if required with the written approval of the statutory auditors, to a resolution text sent to all directors and, if appointed, the statutory auditors, provided one or more of the directors or statutory auditors do not request that the topic be discussed at a board meeting.

Resolutions relating to the approval of the draft financial statements, merger or spin-off plans and resolutions on which minutes must be taken by a notary cannot be passed by written consent. The rules of article 11 apply to board decisions and their transcription in the director resolutions book.

Art. 16 - Board powers

The board of directors is vested with the most extensive powers for the ordinary and extraordinary management of the company and to carry out the transactions necessary, useful or in any event directly or indirectly connected to achieving the corporate purpose, with no exceptions whatsoever, and it handles everything that is not the exclusive responsibility of the shareholders by law or the by-laws.

The board may appoint one or more executive directors from amongst its members, and establish the duties and compensation for that role in accordance with the law, including the right to grant powers of attorney.

The board may also delegate all or part of the management of company affairs to an executive board committee, and determine its number of members and operating procedures.

The responsibilities set forth in articles 2423, 2481, 2482, 2482, 2501 and 2506 of the Civil Code cannot be delegated.

Art. 17 - Representation powers and delegation of powers

The sole director, the chairman of the board of directors, the deputy vice chairman and the executive directors, to the extent of the delegation received, are responsible for representing the company before third parties and the court, with the right to promote legal

STYRON ITALIA S.R.L.

Tax code: 06804940960

and administrative actions and petitions before all courts and at all stages of proceedings, also for Court of Cassation appeals and revision decisions, with the right to appoint attorneys, as well as directors and proxies for specific deeds and categories of deeds.

Art. 18 - Sole director

The sole director has all management powers and the duties attributed to the board of directors by the foregoing articles, as applicable.

The sole director is responsible for representing the company before third parties and the court, with the right to promote legal and administrative actions and petitions before all courts and at all stages of proceedings, also for Court of Cassation appeals and revision decisions, with the right to appoint attorneys, as well as directors and proxies for specific deeds and categories of deeds.

Art. 19 - Board of statutory auditors and audit of the accounts

If required pursuant to article 2477 of the Civil Code, the company’s audits and accounting controls are assigned to a board of statutory auditors composed of three statutory auditors and two alternates who satisfy legal requirements. They remain in office for three financial years and may be re-elected.

Statutory auditors are appointed by decision of the shareholders, who designate the statutory auditor who must act as chairman.

Statutory auditors are paid on an annual basis. Their remuneration is determined upon appointment for the entire period of the term in office.

The board of statutory auditors must meet at least every ninety days.

Art. 20 - Financial year

Financial years close on December 31 each year.

Art. 21 - Financial statements

The directors must draw up the financial statements and present them to the shareholders within 120 (one hundred and twenty) days of year-end close, or within 180 (one hundred and eighty) days of year-end close in the cases and with the procedures pursuant to art. 2364, last paragraph, of the Civil Code.

Art. 22 - Distribution and allocation of profit

Net profit recorded in the approved financial statements shall be distributed or allocated based on what is established in the shareholder decision to approve the financial statements, after deducting five percent for the legal reserve.

Art. 23 - Shareholder loans

Shareholders may make capital contributions or grants with no repayment obligation in favor of the company or stipulate loans with repayment obligations with shareholders on the basis of personalized agreements, which shall be non-interest-bearing unless set forth otherwise in writing by the parties, within legal limits, in observance of rules concerning fundraising.

Art. 24 - Company dissolution

If the company is dissolved at any time and for any reason, the shareholders’ meeting shall appoint one or more liquidators with the majorities required to amend the by-laws, as well as determine their powers and compensation and the criteria based on which the liquidation should be carried out.

Art. 25 - Shareholder domicile

For any contact relating to the establishment or operations of the company or for any resulting reason, the elected domicile of shareholders is that reported to the company for the purpose of registration in the Business Register.

Signed Laura Bernardi Jane

Giovannella Condò